Cognex Reports Fourth Quarter and Full Year 2023 Results

February 15, 2024—NATICK, MA—Cognex Corporation (NASDAQ: CGNX) today reported financial results for the fourth quarter and full year 2023. Table 1 below shows selected financial data for Q4-23 compared with Q4-22 and Q3-23, and the year ended December 31, 2023 compared with the year ended December 31, 2022.

“Our fourth quarter results reflected a challenging, but stable business environment,” said Robert J. Willett, CEO of Cognex. “Revenue across most of our end markets was down year-on-year in the quarter, and our largest customers continued a pause in significant capital expenditures.”

“We remain focused on strict cost management, while continuing to invest in our long-term growth prospects. We launched a record number of new products in 2023 and commenced a multi-year investment in our Emerging Customer initiative to expand our customer base. We believe these actions position us well to capitalize on exciting industry trends as growth returns.”

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Earnings per Diluted Share	Adjusted Earnings per Diluted Share (Non-GAAP)*
Quarterly Comparisons				
Current quarter: Q4-23	$196,670	$11,229	$0.07	$0.11
Prior year’s quarter: Q4-22	$239,433	$55,311	$0.32	$0.28
Change: Q4-22 to Q4-23	(18)%	(80)%	(80)%	(61)%
Prior quarter: Q3-23	$197,241	$18,916	$0.11	$0.17
Change: Q3-23 to Q4-23	0%	(41)%	(40)%	(33)%
Yearly Comparisons				
Year ended December 31, 2023	$837,547	$113,234	$0.65	$0.73
Year ended December 31, 2022	$1,006,090	$215,525	$1.23	$1.33
Change from 2022 to 2023	(17)%	(47)%	(47)%	(45)%

*Non-GAAP adjusted earnings per diluted share excludes loss / recovery from fire, restructuring charges, acquisition and integration charges, amortization of acquisition-related intangible assets and foreign currency loss on forward contract (all net of tax impact), and discrete tax adjustments. A reconciliation from GAAP to Non-GAAP measures is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”.

Summary of the Year As a result of consistently challenging market conditions in 2023, annual revenue declined by 17% from 2022. The slightly stronger U.S. dollar was a 1% headwind in the year while our acquisition of Moritex, which closed in October 2023, contributed 1% to revenue. Revenue declined in nearly all end markets in the year, with the steepest decline in our Consumer Electronics, Logistics, and Semiconductor end markets. Automotive and Packaging end markets, such as Consumer Products and Food & Beverage, were our best performing end markets. Gross margin of 72% was unchanged from 2022 and below our mid-70% long-term target. Adjusted gross margin was 72% in both 2023 and 2022. Gross margin was favorably impacted by lower purchases of scarce components through brokers as supply chain constraints eased. Offsetting this, however, was de- leverage due to a lower volume of sales, unfavorable revenue mix, and $3 million of acquisition costs primarily related to Moritex recorded in cost of sales. Operating income was 16% of revenue compared to 24% for 2022. Adjusted EBITDA was 18% of revenue compared to 29% for 2023. Cognex continued to invest for long-term growth despite the challenging conditions in 2023. Sales, General & Administrative expenses increased by 9%, primarily driven by investment in our Emerging Customer initiative. Acquisition costs added $7 million of SG&A expenses in the year. The increase in expenses was partially offset by close cost management and an $8 million pre-tax gain resulting from insurance proceeds in connection with the fire at our primary contract manufacturer in June 2022. Details of the Quarter Statement of Operations Highlights – Fourth Quarter of 2023 • Revenue decreased by 18% from Q4-22 or 19% in constant currency. Revenue was flat compared to Q3-23 on both a reported and constant currency basis. Our acquisition of Moritex contributed 3% to year-on-year growth and 4% sequentially. Excluding both the impact of foreign currency translation and the contribution from Moritex, revenue decreased 22% from Q4-22 and 3% sequentially. A substantial year-on-year decrease was driven by the recognition of approximately $20 million of revenue in Q4-22 that was delayed from the third quarter due to business disruption caused by the June 2022 fire. Additionally, revenue in nearly all end markets decreased year-on-year, reflecting continued challenging business conditions.

• Gross margin was 69% for Q4-23 compared to 71% for Q4-22 and 72% for Q3-23. Adjusted gross margin was 71% for Q4-23 compared to 71% for Q4-22 and 73% for Q3-23. Gross margin was favorably impacted by lower purchases of scarce components through brokers as supply chain constraints eased. Offsetting this, however, was de-leverage due to a lower volume of sales, unfavorable revenue mix, the lower gross margin of the Moritex business, and $3 million of acquisition costs primarily related to Moritex recorded in cost of sales. • Operating expenses increased by 6% from Q4-22 and increased by 9% from Q3-23. Adjusted operating expenses increased by 6% from Q4-22 and increased by 5% from Q3-23. The year-on-year increase was primarily driven by the investment in the Emerging Customer initiative. We also recognized $5 million in acquisition charges and a nearly $1 million increase in the amortization of intangible assets in the quarter primarily related to Moritex. This was partly offset by lower headcount excluding the Emerging Customer initiative and lower incentive compensation. • Net Income decreased by 80% from Q4-22 and decreased by 41% from Q3-23. Adjusted Net Income decreased by 61% from Q4-22 and decreased by 34% from Q3-23. The decrease was primarily driven by revenue decline, de-leverage from lower revenue, and our Emerging Customer investment. • The effective tax rate was 22% in Q4-23, 7% in Q4-22, and 30% in Q3-23. Balance Sheet and Cash Flow Highlights – December 31, 2023 • Cognex’s financial position as of December 31, 2023 remained strong with $576 million in cash and investments and no debt despite the $257 million cash outlay for Moritex in Q4-23. • In 2023, Cognex generated $113 million in cash from operations, a decline from the $243 million generated in 2022 due to lower net income and investments in working capital. • During the year, the company spent $80 million to repurchase its common stock and paid $49 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q1 2024 • Cognex expects revenue to be between $190 million and $205 million. This range is narrower than our typical $20 million range as we expect to see another quarter with a challenging, yet relatively stable operating environment. We expect Moritex to contribute 6-8% of revenue. • Adjusted gross margin1 is expected to be in the high-60% range and reflects the expected impact of de-leverage from softer revenue, negative revenue mix, an approximately 2 percentage point drag from a full-quarter of Moritex, and a 2 percentage point drag from a strategic logistics project that is expected to drive longer-term, high-margin subscription revenue. • Adjusted operating expense1 is expected to increase mid-single-digits on a sequential basis due to investment in the Emerging Customer initiative, higher incentive compensation, and the impact of a full quarter of Moritex operations. • The adjusted effective tax rate1 is expected to be 16%. 1Cognex has provided the forward-looking non-GAAP measures of adjusted gross margin, adjusted operating expense, and adjusted effective tax rate, but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as a fire loss, restructuring charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. Analyst Conference Call and Simultaneous Webcast • Cognex will host a conference call today at 8:30 a.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 12:30 p.m. EST today and will be available until 11:59 p.m. EST on Wednesday, February 21, 2024. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for the replay is 13743819. • A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website.

COGNEX CORPORATION CONSOLIDATED BALANCE SHEETS December 31, 2023 2022 (In thousands) ASSETS Current assets: Cash and cash equivalents $ 202,655 $ 181,374 Current investments, amortized cost of $132,799 and $223,545 in 2023 and 2022, respectively, allowance for credit losses of $0 in 2023 and 2022 129,392 218,759 Accounts receivable, allowance for credit losses of $583 and $730 in 2023 and 2022, respectively 114,164 125,417 Unbilled revenue 2,402 2,179 Inventories 162,285 122,480 Prepaid expenses and other current assets 68,099 67,490 Total current assets 678,997 717,699 Non-current investments, amortized cost of $250,790 and $476,148 in 2023 and 2022, respectively, allowance for credit losses of $0 in 2023 and 2022 244,230 454,117 Property, plant, and equipment, net 105,849 79,714 Operating lease assets 75,115 37,682 Goodwill 393,181 242,630 Intangible assets, net 112,952 12,414 Deferred income taxes 400,400 407,241 Other assets 7,088 6,643 Total assets $ 2,017,812 $ 1,958,140 LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities: Accounts payable $ 21,454 $ 27,103 Accrued expenses 72,374 93,235 Accrued income taxes 16,907 18,129 Deferred revenue and customer deposits 31,525 40,787 Operating lease liabilities 9,624 8,454 Total current liabilities 151,884 187,708 Non-current operating lease liabilities 68,977 31,298 Deferred income taxes 246,877 249,961 Reserve for income taxes 26,685 15,866 Non-current accrued income taxes 18,338 33,008 Other liabilities 299 1,905 Total liabilities 513,060 519,746 Commitments and contingencies Shareholders’ equity: Preferred stock, $0.01 par value - Authorized: 400 shares in 2023 and 2022, respectively, no shares issued and outstanding — — Common stock, $0.002 par value – Authorized: 300,000 shares in 2023 and 2022, respectively, issued and outstanding: 171,599 and 172,631 shares in 2023 and 2022, respectively 343 345 Additional paid-in capital 1,037,202 979,167 Retained earnings 512,543 528,179 Accumulated other comprehensive loss, net of tax (45,336) (69,297) Total shareholders’ equity 1,504,752 1,438,394 Total liabilities and shareholders' equity $ 2,017,812 $ 1,958,140

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended			Twelve-months Ended	
	Dec. 31, 2023	Oct. 1, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Revenue	$ 196,670	$ 197,241	$ 239,433	$ 837,547	$1,006,090
Cost of revenue	61,626	54,467	69,869	236,306	284,185
Gross margin	135,044	142,774	169,564	601,241	721,905
Percentage of revenue	69 %	72 %	71 %	72 %	72 %
Research, development, and engineering expenses	34,693	32,580	37,134	139,400	141,133
Percentage of revenue	18 %	17 %	16 %	17 %	14 %
Selling, general, and administrative expenses	90,372	82,307	75,951	339,139	312,107
Percentage of revenue	46 %	42 %	32 %	40 %	31 %
Loss (recovery) from fire	(2,750)	(2,750)	485	(8,000)	20,779
Restructuring charges	—	—	1,657	—	1,657
Operating income	12,729	30,637	54,337	130,702	246,229
Percentage of revenue	6 %	16 %	23 %	16 %	24 %
Foreign currency gain (loss)	(129)	(8,699)	2,530	(10,039)	(1,837)
Investment income	1,520	4,891	2,326	14,093	6,715
Other income (expense)	234	173	38	592	(412)
Income before income tax expense	14,354	27,002	59,231	135,348	250,695
Income tax expense	3,125	8,086	3,920	22,114	35,170
Net income	$ 11,229	$ 18,916	$ 55,311	$ 113,234	$ 215,525
Percentage of revenue	6 %	10 %	23 %	14 %	21 %
Net income per weighted-average common and common-equivalent share:					
Basic	$ 0.07	$ 0.11	$ 0.32	$ 0.66	$ 1.24
Diluted	$ 0.07	$ 0.11	$ 0.32	$ 0.65	$ 1.23
Weighted-average common and common-equivalent shares outstanding:					
Basic	171,771	172,169	172,693	172,249	173,407
Diluted	172,571	173,354	173,903	173,399	174,869
Cash dividends per common share	$ 0.075	$ 0.070	$ 0.070	$ 0.286	$ 0.265

(1) Amounts include stock-based compensation expense, as follows:					
Cost of revenue	$ 482	$ 435	$ 503	$ 1,979	$ 2,016
Research, development, and engineering	3,823	3,459	5,185	16,480	17,693
Selling, general, and administrative	8,945	8,471	7,398	36,309	34,796
Total stock-based compensation expense	$ 13,250	$ 12,365	$ 13,086	$ 54,768	$ 54,505

Non-GAAP Financial Measures This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows: • Adjusted gross margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire. • Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire. • Adjusted operating income: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire. • Adjusted EBITDA: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire. • Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire or a foreign currency (gain) loss on a forward contract to hedge the Moritex purchase price. • Free cash flow: Cash provided by operating activities less cash for capital expenditures. Beginning in the fourth quarter of 2023, we updated the calculation of our non-GAAP measures to exclude acquisition and integration costs and amortization of acquisition-related intangible assets. These changes have been applied retrospectively to the third quarter of 2023, fourth quarter of 2022 and twelve months ended December 31, 2022 and December 31, 2023. Cognex also uses results on a constant- currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP. Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended	
	Dec. 31,	Oct. 1,	Dec. 31,	Dec. 31,	Dec. 31,
Gross margin (GAAP)	$ 135,044	$ 142,774	$ 169,564	$ 601,241	$ 721,905
Acquisition and integration costs	2,882	—	—	2,882	—
Amortization of acquisition-related intangible assets	1,126	550	613	2,975	2,498
Adjusted gross margin	$ 139,052	$ 143,324	$ 170,177	$ 607,098	$ 724,403
Operating expense (GAAP)	$ 122,315	$ 112,137	$ 115,227	$ 470,539	$ 475,676
Restructuring charges	—	—	(1,657)	—	(1,657)
(Loss) recovery from fire	2,750	2,750	(485)	8,000	(20,779)
Acquisition and integration costs	(5,101)	(1,241)	(280)	(7,080)	(280)
Amortization of acquisition-related intangible assets	(1,053)	(194)	(194)	(1,635)	(776)
Adjusted operating expense	$ 118,911	$ 113,452	$ 112,611	$ 469,824	$ 452,184
Operating income (GAAP)	$ 12,729	$ 30,637	$ 54,337	$ 130,702	$ 246,229
Restructuring charges	—	—	1,657	—	1,657
Loss (recovery) from fire	(2,750)	(2,750)	485	(8,000)	20,779
Acquisition and integration costs	7,983	1,241	280	9,962	280
Amortization of acquisition-related intangible assets	2,179	744	807	4,610	3,274
Adjusted operating income	$ 20,141	$ 29,872	$ 57,566	$ 137,274	$ 272,219
Depreciation	4,713	4,380	4,171	17,270	16,347
Adjusted EBITDA	$ 24,854	$ 34,252	$ 61,737	$ 154,544	$ 288,566
Net income (GAAP)	$ 11,229	$ 18,916	$ 55,311	$ 113,234	$ 215,525
Restructuring charges	—	—	1,657	—	1,657
Loss (recovery) from fire	(2,750)	(2,750)	485	(8,000)	20,779
Acquisition and integration costs	7,983	1,241	280	9,962	280
Amortization of acquisition-related intangible assets	2,179	744	807	4,610	3,274
Foreign currency (gain) loss on forward contract	—	8,456	—	8,456	—
Discrete tax (benefit) expense	1,498	4,035	(8,858)	2,338	(4,874)
Tax impact of reconciling items	(1,134)	(2,037)	(981)	(3,207)	(4,748)
Adjusted net income	$ 19,006	$ 28,605	$ 48,701	$ 127,393	$ 231,894
Earnings per share of common stock, diluted (GAAP)	$ 0.07	$ 0.11	$ 0.32	$ 0.65	$ 1.23
Restructuring charges	—	—	0.01	—	0.01
Loss (recovery) from fire	(0.02)	(0.02)	—	(0.05)	0.12
Acquisition and integration costs	0.05	0.01	—	0.06	—
Amortization of acquisition-related intangible assets	0.01	—	—	0.03	0.02
Foreign currency (gain) loss on forward contract	—	0.05	—	0.05	—
Discrete tax (benefit) expense	0.01	0.02	(0.05)	0.01	(0.03)
Tax impact of reconciling items	(0.01)	(0.01)	(0.01)	(0.02)	(0.03)
Adjusted earnings per share of common stock, diluted	$ 0.11	$ 0.17	$ 0.28	$ 0.73	$ 1.33
Cash provided by operating activities	$ 14,491	$ 41,023	$ 66,257	$ 112,916	$ 243,406
Capital expenditures	(7,015)	(5,855)	(4,062)	(23,077)	(19,667)
Free cash flow	$ 7,476	$ 35,168	$ 62,195	$ 89,839	$ 223,739

Description of adjustments: In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below: Restructuring charges: • Restructuring costs include restructuring expenses as well as other charges that are unusual in nature, are the result of unplanned events, and arise outside the ordinary course of the Company’s business such as employee severance costs and costs for consolidating facilities. In December 2022, following its acquisition of SAC Sirius Advanced Cybernetics GmbH, the Company completed restructuring activities to align the cost and operating structure of the acquired business with the Company's business strategy. Loss (recovery) from fire: • On June 7, 2022, the Company’s primary contract manufacturer experienced a fire at its plant in Indonesia. In 2022, the Company recorded a net loss related to the fire of $20,779,000, consisting primarily of losses of inventories and other assets of $48,339,000, partially offset by insurance proceeds received from the Company's insurance carrier of $27,560,000. In 2023, the Company recorded recoveries related to the fire of $8,000,000, consisting of $2,500,000 for proceeds received from the Company's insurance carrier in relation to a business interruption claim and $5,500,000 for proceeds received as part of a financial settlement for lost inventory and other losses incurred as a result of the fire. Management does not anticipate additional recoveries. Acquisition and integration costs: • The Company has incurred charges for transaction expenses and related to the integration of acquired businesses. In the fourth quarter of 2023, these costs were primarily related to the acquisition of Moritex Corporation on October 18, 2023. Amortization of acquisition-related intangible assets: • The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of these intangible assets was the acquisition of Moritex Corporation on October 18, 2023.

Foreign currency (gain) loss on forward contract to hedge Moritex purchase price: • In the third quarter of 2023, the Company recorded a foreign currency loss of $8,456,000 on the settlement of a foreign currency forward contract entered into to hedge the Japanese Yen purchase price of the acquisition of Moritex Corporation. Discrete tax (benefit) expense: • Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, and adjustments to previously recorded reserves for uncertain tax positions, initially recording or fully reversing valuation allowances. We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate. Certain statements made in this report, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market growth opportunities and trends, future financial performance and financial targets, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities (including our Emerging Customer Program), new product offerings and product development activities, customer acceptance of our products, the potential effects of emerging technologies, capital expenditures, cost management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans, our ability to maintain and grow key relationships, acquisitions, the expected impact of the fire at our primary contract manufacturer's plant on our assets, business and results of operations and related insurance recoveries, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and maintain our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes on the economic climate in China and the wars in Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) information security breaches; (8) the failure to comply with laws or regulations relating to data privacy or data protection; (9) the inability to protect our proprietary technology and intellectual property; (10) the failure to manufacture and deliver products in a timely manner; (11) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (12) the failure to effectively manage product transitions or accurately forecast customer demand; (13) the inability to manage disruptions to our distribution centers or to our key suppliers; (14) the inability to design and manufacture high-quality products; (15) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including increases in interest rates and high inflation rates; (20) business disruptions from natural or man-made disasters, such as fire, or public health issues; (21) exposure to potential liabilities, increased costs, reputational harm, and other adverse effects associated with expectations relating to environmental, social, and governance considerations; (22) stock price volatility; and (23) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of this Annual Report on Form 10-K. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made. About Cognex Corporation Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained. Cognex is the world's leader in the machine vision industry, having shipped more than 4 million image- based products, representing over $10 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com. Investor Contacts: Nathan McCurren – Head of Investor Relations Jordan Bertier – Sr. Manager, Investor Relations Cognex Corporation ir@cognex.com